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                              THE YUCAIPA COMPANIES

                                                                   EXHIBIT 10.27

October 9, 2002

Messrs. George G. Golleher and Tony Koupa                 VIA FEDERAL EXPRESS
Members, Board of Directors                               Phone: (310)843-5260
Simon Marketing                                           Air Bill #__________
1888 Century Park East
Suite 222
Los Angeles, CA 90067

Re: Management Agreement Dated November 10, 1999 Between The Yucaipa Companies, LLC and Cyrk, Inc., Now Known As Simon Marketing-Settlement Offer

Dear George and Tony:

Based on Previous discussions between you and other representatives of Simon and representatives of Yucaipa, LLC, we have agreed that amounts due and payable under the subject agreement should be handled separately from any "settlement" or other disposition associated with ownership of Series A Preferred Stock of Simon.

Pursuant to Section 8 of the Management Agreement dated November 10, 1999 (the "Agreement") a termination fee is due and payable in the amount of $2,500,000.

In addition, under Section 3 of the Agreement, payments are due and payable for the period December 2001 through October 2002 at $41,666.67 a month, none of which payments have been received. The total payments in arrears under Section 3 are equal to $458,333.37.

The total due, pursuant to Section 8 and Section 3 of the Agreement, is $2,958,333.37.

To avoid the cost and expense of litigation to collect the amounts due under the Agreement, we are willing to accept $1,500,000, which equals approximately 50.7% of our claim.

Upon receipt of a wire transfer in that amount, we agree that the subject Agreement is terminated and of no further force or effect and further agree that all payments of any kind of character, whether under Section 3, Section 8, or any other provision of the Agreement, will be deemed paid in full and that no further sums of any kind or character will be due or payable to The Yucaipa Companies, LLC pursuant to the Agreement.

If Simon is in agreement with our settlement proposal, I would appreciate it if you would execute a copy of this letter in the space provided below and return it to my attention. If

           9130 West Sunset Boulevard / Los Angeles, California 90069
                    Telephone (310) 228-2894 / Fax (310) 789-1791

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Mr. George G. Golleher
October 3,2002
Page 2 of 2

payment is not received on or before October 17,2002, we will assume that there is no interest in settlement and we will pursue our rights and remedies with respect to the collection of amounts due under the Agreement.

We look forward to hearing from you.

The Yucaipa Companies, LLC

/s/ Robert P. Bermingham
------------------------------
By: Robert P. Bermingham,
    Vice President

The settlement proposal set forth in this letter is hereby agreed to and accepted this 17th day of October, 2002.

Simon Worldwide Marketing

By:/s/ J. Anthony Kouba
   ----------------------------

RPB/mg

cc:      Ron Burkle
         Ira Tochner
         Steve Mortensen